Exhibit 10.17

Electra Vehicles, Inc. 110 K St. Suite 330, Boston, MA 02127	w: electravehicles.com | p: 617.313.7842 e: contact@electravehicles.com

01 January 2026 | 09:14

Nick Chakalos

nchakalos@electravehicles.com

Dear Nick Chakalos,

We’re incredibly grateful for your continued dedication, resilience, and impact during this vital chapter of Electra’s journey. Your contributions have played a crucial role in moving us forward, and we would like to recognize your work in a meaningful way. We’re excited to share your retention package below.

This retention package is in conjunction with the Post-Series B offer communicated previously. Your post Series B offer details have been included in this document to capture all our planned future compensation adjustments.

New Title

New Title: President & COO

Effective immediately, your title will be updated to reflect the expanded scope and impact you have demonstrated at Electra.

Post B Pay Increase

New Salary (USD): $260,000

This is based on individual performance and demonstrated impact to the company and represents a 24% salary increase. This increased salary will take effect and be paid 30 days after the successful raise of $3,500,000 of Series B funding.

Cash Bonus - $3,500

We are a team, and as a thank you for your continued commitment—and for sticking with us through the uncertainty and hard work of the fundraising process—every member of the team will receive the same cash bonus, which will be paid 30 days after the successful raise of $1,000,000 of Series B funding.

Electra Vehicles, Inc. 110 K St. Suite 330, Boston, MA 02127	w: electravehicles.com | p: 617.313.7842 e: contact@electravehicles.com

Equity Grant (Stock Options): 90,000

The options grant will be processed after the Q1 2026 board meeting, and issued via Carta with a starting vesting date of January 1, 2026. You will receive an email from Carta inviting you to view and accept the grant.

Subject to the approval of the Board of Directors of the Company, the Company may grant to you an incentive stock option (the “Option”) under the Company’s 2016 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 90,000 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

We are committed to building something exceptional together, and your belief in our vision during this critical time means the world to us!

If you have any questions, please reach out to Michelle Eufrasio, Head of Operations.

Best,

/s/ Fabrizio Martini
Fabrizio Martini

01 January 2026 | 09:14 EST

Signed for Acceptance:

/s/ Nick Chakalos
Nick Chakalos

03 January 2026 | 07:56 EST